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EX-99
Standstill Agreement

                              STANDSTILL AGREEMENT

         THIS STANDSTILL AGREEMENT is entered into and made effective as of October 8, 2001 by and among Quanta Services, Inc., a Delaware corporation (the "COMPANY"), and UtiliCorp United Inc., a Delaware corporation ("UTILICORP").

         WHEREAS, the parties are in the process of, and would like to provide for a period to continue, good faith discussions with respect to the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. REPRESENTATIONS. UtiliCorp represents to the Company that as of 5:00 p.m. EST on October 8, 2001 it is the beneficial owner of 29,230,179 shares of the Company's common stock. The Company represents to UtiliCorp that as of 5:00 p.m. EST on October 8, 2001 the number of shares specified in the preceding sentence represented approximately 38.3% of the beneficial ownership of the Company's outstanding common stock.

         2. STOCK PURCHASE STANDSTILL. During the term of this Agreement, neither UtiliCorp, nor any agent, representative, affiliate, associate, or any other person who is acting in concert with or under the control, direction or discretion of UtiliCorp, shall directly or indirectly, in any manner acquire, offer or propose to acquire, agree to acquire, become the beneficial owner of or obtain any rights in respect of any securities of the Company, whether by purchase, conversion, exchange or exercise of Company securities pursuant to their terms, or take any action in furtherance thereof, including through acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group or otherwise, except by way of stock dividends or other distributions or offerings made by the Company on a pro rata basis to all holders of its securities.

         3. DEFENSIVE STANDSTILL. During the term of this Agreement, except as expressly permitted by this Section 3 or Section 5 hereof, neither the Company, nor an agent, representative, affiliate, or any other person who is acting in concert with or under the control, direction or discretion of the Company, shall directly or indirectly, in any manner take any action or resolve to take any action that would in any way further any measure commonly regarded as a takeover defense (other than convening meetings of the Board of Directors or any committees thereof in accordance with the Company's bylaws) or reduce the percentage of the Company's outstanding securities owned or that may be owned by UtiliCorp. In furtherance of the foregoing and without limitation, during the term of this Agreement the Company may not (a) amend or propose to amend the bylaws or certificate of incorporation of the Company, (b) issue or propose to issue any securities of the Company, except that the Company may issue its securities (i) pursuant to employee benefit plans in accordance with past custom and practice, (ii) pursuant to presently existing stock options and (iii) pursuant to existing contractual obligations, (c) make any recommendation to the shareholders of the Company to purchase or sell securities of the


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Company, (d) enter into any agreement or discussion with any other person to merge, purchase securities or assets of the Company, whether for cash or any other consideration, except for acquisitions that in the aggregate would not result in the issuance of more than 1% of the Company's outstanding securities,
(e) enter into any contract or amend any contract in a way that would have a material adverse affect on the Company in the event of a change in control of the Company or that would provide any third party the right to approve a change in control of the Company, (f) enter into or modify any employment or severance agreement with any director or officer of the Company, or (h) accelerate the vesting of, cancel or reprice any stock options or make any other unusual compensation award.

         4. LITIGATION STANDSTILL. During the term of this Agreement, no party, nor any agent, representative, affiliate, associate, or any other person who is acting in concert with or under the control or discretion of any party shall, in its own capacity or on any other basis, commence, join, assist, or encourage in any respect any action, lawsuit or other legal proceeding in any jurisdiction, or before any governmental agency or regulatory body, against or involving any other party or any officer, director, employee or agent of a party or any subsidiary, affiliate or associate of any party with respect to the Company or any securities of the Company.

         5. TERM OF THIS AGREEMENT. This Agreement and the covenants and agreements of the parties contained herein shall continue in full force and effect through 5:00 p.m. (U.S. Eastern Standard Time) on October 12, 2001. Notwithstanding the immediately preceding sentence, in the event that the board of directors of the Company determines, after consultation with counsel to the Company, that applicable law or the fiduciary duties of the board of directors of the Company require it to take any of the actions prohibited by Section 3, then prior to taking such action, the board of directors of the Company will first notify UtiliCorp and, at its option, UtiliCorp may terminate this Agreement.

         6. REPRESENTATIONS. Each of the parties represents and warrants with respect to itself that such party is duly authorized to execute, deliver and perform this Agreement, that this Agreement has been duly executed by such party and that this Agreement is a valid and binding agreement of such party, enforceable against such party in accordance with its terms.

         7. SPECIFIC PERFORMANCE. Each of the parties acknowledges that, in view of the uniqueness of the provisions of this Agreement, neither party would have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Therefore, each party agrees that the other party shall be entitled to specific enforcement of the terms hereof and injunctive relief to prevent any violation of this Agreement, in addition to any other remedy to which it may be entitled, at law or in equity.

         8. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without regard to conflicts of law doctrines.

         9. CERTAIN TERMS. As used herein, the terms "AFFILIATE" and "ASSOCIATE" shall have the meanings given such terms in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the term "PERSON" shall mean any individual, partnership, corporation, group, syndicate, trust, government or agency thereof, or any other association or


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entity, and the term "GROUP" shall have the meaning given such term in Section
13(d)(3) of the Exchange Act.

         10. AMENDMENTS; WAIVER. This Agreement may be amended, modified or supplemented only by the written agreement of both parties. No failure on the part of either party to exercise, or any delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         11. INTEGRATION. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         12. HEADINGS. The descriptive headings of the sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         13. NO ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder are assignable.

         14. PUBLIC ANNOUNCEMENTS. UtiliCorp will file this Agreement as an exhibit to an amendment to UtiliCorp's Schedule 13D. Otherwise, neither party will make any public announcements or statements regarding the terms of this Agreement.

         15. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party has executed and delivered the Agreement to the other party.

         16. ATTORNEY FEES. In the event of any action or proceeding for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such action or proceeding.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

QUANTA SERVICES, INC.                           UTILICORP UNITED INC.


By: /s/ Dana Gordon                             By: /s/ Robert K. Green
Name:  Dana Gordon                              Name: Robert K. Green
Title: Vice President - General Counsel         Title: President and Chief
                                                       Operating Officer


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